EXHIBIT 99.1

News

For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone:	(203) 975-7110
Fax:	(203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES SUCCESSFUL COMPLETION OF A NEW

UPSIZED SENIOR SECURED CREDIT FACILITY

STAMFORD, CT, July 7, 2010 – Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, announced today that it has successfully completed a new upsized senior secured credit facility which refinances its existing senior secured credit facility and provides greater flexibility with regard to its strategic initiatives. Deutsche Bank Securities Inc. and Banc of America Securities LLC were the joint lead arrangers and joint book runners for the new syndicated credit facility.

“We are pleased with the execution of this transaction,” said Bob Lewis, Executive Vice President and Chief Financial Officer. “We continue to enjoy strong access to the credit markets, as evidenced by our ability to upsize this facility to $1.4 billion,” continued Mr. Lewis. “The completion of this new credit facility leaves us well positioned to pursue various strategic alternatives to deploy capital,” concluded Mr. Lewis.

The new credit facility provides the Company with US $400 million of US A term loans, €125 million of Euro A term loans, Cdn $81 million of Canadian A term loans and a US $800 million multicurrency revolving loan facility. In addition, the new credit facility provides greater flexibility to the Company to, among other things, make acquisitions,

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SILGAN HOLDINGS

July 7, 2010

pay dividends, repurchase stock and incur additional debt. Although not obligated, the Company could use funds from the new credit facility to redeem its 6 3/4% Senior Subordinated Notes due 2013.

The term loans provided under the new credit facility refinanced the term loans under the prior credit facility, and the excess proceeds from the new term loans may be used by the Company for general corporate purposes including acquisitions, stock repurchases and refinancing of other debt. The new term loans mature on July 7, 2016. The Company may use revolving loans under the new credit facility for working capital and other general corporate purposes including acquisitions, stock repurchases and refinancing of other debt. The revolving loan facility matures on July 7, 2015. The new credit facility also provides the Company with an incremental uncommitted multicurrency loan facility for up to an additional US $450 million, which may be used to finance acquisitions and for other permitted purposes.

Under the new credit facility, the interest rate for US dollar loans will be either LIBOR or the base rate under the new credit facility plus a margin, the interest rate for Euro loans will be the Euribor rate under the new credit facility plus a margin and the interest rate for Canadian dollar loans will be either the Bankers’ Acceptance discount rate or the Canadian prime rate under the new credit facility plus a margin. Initially, for term loans and revolving loans maintained as LIBOR, Euribor or Bankers’ Acceptance loans the margin will be 2.25% and for term loans and revolving loans maintained as base rate or prime rate loans the margin will be 1.25%. The margins for term loans and revolving loans are subject to adjustment quarterly based upon financial ratios.

As a result of the incremental borrowings and higher interest rates under the new credit facility, the Company is revising its current estimate of full year 2010 adjusted net income per diluted share down by $0.07 to a range of $2.10 to $2.20. In addition, the Company expects to record a charge of approximately $0.04 per diluted share for the loss on early extinguishment of debt in connection with this refinancing.

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SILGAN HOLDINGS

July 7, 2010

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Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2009. Silgan operates 66 manufacturing facilities in North and South America, Europe and Asia. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2009 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.

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